UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2019

Natur International Corp.

(Exact name of registrant as specified in its charter)

Wyoming	000-54917	45-5547692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jachthavenweg 124 1081 KJ Amsterdam The Netherlands
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011 31 20 578 7700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement

Natur Holding BV (“Subsidiary”), a wholly-owned subsidiary of Natur International Corp. (the “Company”), had an aggregate working capital debt amount of USD$11,846,208 (including accrued interest) (the “Debt”) due to a lender (the “Holder”). On March 7, 2019, the Company, Subsidiary and Holder entered into a Debt Conversion and Extinguishment Agreement (the “Conversion Agreement”), pursuant to which the Holder agreed to convert approximately USD$8,846,208 of the Debt into 78,832.399 shares (the “Debt Repayment Shares”) of a newly created convertible Series C Preferred Stock of the Company (the “Series C Stock”). A condition to the Conversion Agreement was the issuance of the Series C Stock, which has now been issued. Please see Item 5.02 below for the terms of the Series C Stock.

The remaining USD$3,000,000 of the Debt (the “Remaining Debt”) will remain outstanding but will stop bearing interest or other charges or expenses. The Remaining Debt will be discharged if, prior to December 31, 2022, the Holder receives more than $15,000,000 in proceeds when it sells the shares of common stock of the Company (the “Common Stock”) it beneficially received from the Company on November 13, 2018 (either as Common Stock, or Common Stock underlying the Series B Preferred Stock of the Company) or shares of Series C Stock (including Common Stock underlying the Series C Stock).

If at any time prior to December 31, 2022, the Company issues any shares of Common Stock or securities convertible or exchangeable into Common Stock, other than pursuant to certain exceptions as set forth in the Conversion Agreement, the Company will issue additional shares to the Holder so that the Debt Repayment Shares represent 15% of the issued and outstanding shares of the Company.

The Holder is subject to a six month lock up on the Common Stock underlying the Series C Stock, and the Common Stock underlying the Series C Stock does not have any registration rights.

If the Company fails to increase the number of authorized shares of Common Stock prior to July 1, 2019, the Debt Repayment Shares will be cancelled and the full amount of the Debt will be restored under the original debt terms.

A copy of the Conversion Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 3.02	Unregistered Sales of Equity Securities

On April 10, 2019, the Company issued 78,832.399 shares of Series C Stock to the Holder, pursuant to the terms of the Conversion Agreement. See disclosures set forth in Item 1.01 above, which are incorporated herein by reference.

The Debt Repayment Shares are not and will not be registered under the Securities Act of 1933, as amended (the “ Securities Act ”), and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The securities will bear an appropriate restrictive legend. The securities were issued in reliance upon the exemption from registration provided by Section 4(2) of Regulation D of the Securities Act to a sophisticated, non-United States based, accredited investor.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 4, 2019, the Company filed an Articles of Amendment in the State of Wyoming to create a new class of Series C Preferred Stock, which was returned as of April 9, 2019. The Series C Preferred Stock has a liquidation preference of $112.20 per share. Each share of Series C Preferred Stock may be converted into 1,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) without the payment of any additional consideration by the holders thereof. The Series C Preferred Stock automatically converts into 78,832,399 shares of Common Stock upon the six month anniversary of the Conversion Agreement if there has been an increase in the common stock capitalization of the Company . The holders of Series C Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock are convertible on all matters presented to the shareholders.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

No.	Exhibit Description

3.1	Articles of Amendment
10.1	Debt Conversion and Extinguishment Agreement

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natur International Corp.

Date: April 10, 2019	By:	/S/ Ellen Berkers
	Name:	Ellen Berkers
	Title:	Chief Financial Officer

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